Exhibit 99.1

April 9, 2018

Daily Repurchase of Bank Capital Stock To Begin April 24, 2018

Effective Tuesday, April 24, 2018, the Bank will begin repurchasing the surplus capital stock of all members and the excess capital stock of all former members on a daily basis, rather than once a quarter. At the Bank’s discretion, the Bank may also repurchase some or all of a member’s excess capital stock upon request by the member.

Surplus capital stock is defined as any stock holdings in excess of 115% of a member’s minimum stock requirement, and excess capital stock is defined as any stock holdings in excess of 100% of a shareholder’s minimum stock requirement.

The Bank will calculate the amount to be repurchased each day based on the shareholder’s capital stock outstanding after all stock transactions have been completed for the day. To verify your capital stock position, please see your Capital Stock Position and Leverage Statement in the Reports section of the member portal.

The Bank will repurchase capital stock on a last-in, first-out basis, in the following order:

1.	Excess capital stock that is subject to a Capital Stock Redemption Notice

2.	Excess capital stock that a member has requested be repurchased

3.	Surplus capital stock previously purchased by the member

4.	Surplus capital stock acquired by the member other than by purchase (e.g., stock resulting from the payment of stock dividends)

The proceeds from the repurchase of any capital stock will be posted to each shareholder’s Settlement/Transaction Account with the Bank on the day of the repurchase and will become available for withdrawal on the following business day.

The Bank may change this practice at any time. All repurchases of capital stock are at the Bank’s discretion and subject to certain statutory and regulatory requirements and to the Bank’s Risk Management Policy, Capital Plan, and Excess Stock Repurchase, Retained Earnings, and Dividend Framework.

For more information about the repurchase of surplus or excess capital stock, please contact your Relationship Manager or Annabelle Corpuz, AVP, Accounting Operations Manager, at corpuza@fhlbsf.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This announcement contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s plans to repurchase surplus and excess capital stock. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “will,” “may,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory actions, future operating results, and legislative or regulatory changes; and changes to the Bank’s capital metrics, capital management objectives and strategies. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.